UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2021

TILE SHOP HOLDINGS, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	001-35629	45-5538095
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14000 Carlson Parkway, Plymouth, Minnesota 55441

(Address of principal executive offices, including ZIP code)

(763) 852-2950

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	TTSH	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 23, 2021, Tile Shop Holdings, Inc. (the “Company”) announced that on December 22, 2021, its Board of Directors (the “Board”) appointed Karla Lunan as Senior Vice President, Chief Financial Officer and Secretary of the Company, effective as of January 3, 2022. To help ensure a smooth transition, Ms. Lunan will work closely with the Company’s current Chief Financial Officer, Nancy DiMattia, who is retiring as Chief Financial Officer of the Company effective January 3, 2022, but will remain with the Company in an advisory capacity through March 31, 2022.

Ms. Lunan,45, has over 20 years of financial leadership experience. Prior to joining the Company, Ms. Lunan held positions with MasTec, Inc., an infrastructure construction company, for six years, most recently serving as a Chief Financial Officer within the Clean Energy and Infrastructure Group since February 2019 and the Chief Financial Officer of MasTec Utility Services from January 2015 through January 2019. In these roles, Ms. Lunan was responsible for overseeing finance, human resources and information technology functions and worked closely with the executive leadership team to drive execution of the Company’s strategic objectives. Prior to joining MasTec, Inc., Ms. Lunan held financial leadership roles with Black & Veatch, an engineering, procurement, consulting and construction company, serving as Director of Project Accounting from January 2011 through December 2014 and Corporate Accounting Manager from January 2009 through December 2010. Prior to that, she served as an audit manager/senior manager at Ernst & Young from March 2005 through December 2008, as a life and health accountant at the National Association of Insurance Commissioners (NAIC) from March 2004 through February 2005, and in a variety of roles, including audit manager, at KPMG from September 1998 through February 2004.

The Company and Ms. Lunan entered into an employment agreement, effective as of January 3, 2022 (the “Employment Agreement”). Ms. Lunan’s employment is at will, and her Employment Agreement provides for an annual base salary of $280,000. Ms. Lunan will be eligible to receive annual cash incentive compensation for calendar year 2022 and subsequent years based on the achievement of the Company-wide goals and personal goals and objectives for each year, as determined by the Compensation Committee of the Board. Ms. Lunan’s annual cash incentive compensation opportunity will be between 0% and 80% of her base salary, with a target of 50%. In addition, Ms. Lunan will be granted equity awards with an aggregate value of $200,000 pursuant to the Company’s 2021 Omnibus Award Plan and applicable equity award agreements.

        In the event the Company terminates Ms. Lunan’s employment for any reason not constituting Severance Cause or Ms. Lunan terminates her employment for Good Reason (as such terms are defined in the Employment Agreement), the Company will provide the following benefits: (i) severance pay equal to six months of her ending base salary and (ii) an amount equal to six times the monthly amount that the Company paid for her participation in the Company’s health insurance plan during the month immediately preceding her termination date.

The Employment Agreement includes customary confidentiality and assignment of inventions provisions, as well as non-competition and non-solicitation restrictions during the term of her employment with the Company and for one year following termination of her employment with the Company for any reason. Ms. Lunan has also entered into an indemnification agreement, a form of which has been previously filed with the Securities and Exchange Commission.

Ms. DiMattia entered into a Waiver of Claims and General Release with the Company dated December 22, 2021 (the “Release”). Pursuant to the Release, during the period from January 3, 2022 through March 31, 2022, Ms. DiMattia will receive cash compensation in the amount of $11,666.67 per month, her previously-granted equity awards will continue to vest, and she will retain her opportunity to earn a cash incentive based on the achievement of the performance targets under the Company’s 2021 cash incentive plan.

The descriptions of the Employment Agreement and the Release contained herein do not purport to be complete and are subject to, and qualified in their entirety by reference to, the full text of the Employment Agreement and the Release, copies of which are filed as Exhibit 10.1 and Exhibit 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

To the Company’s knowledge, there are no arrangements or understandings between Ms. Lunan and any other person pursuant to which she was selected for her position. In addition, there are no family relationships between Ms. Lunan and any directors or executive officers of the Company, and no transactions are required to be reported under Item 404(a) of Regulation S-K between Ms. Lunan and the Company.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1*	Employment Agreement, effective as of January 3, 2022, by and between Tile Shop Holdings, Inc. and Karla Lunan.

10.2*	Waiver of Claims and General Release, dated December 22, 2021, by and between Tile Shop Holdings, Inc. and Nancy DiMattia.

99.1	Press Release of Tile Shop Holdings, Inc., dated December 23, 2021.

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

* Management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TILE SHOP HOLDINGS, INC.

	By:	/s/ Cabell H. Lolmaugh
Date: December 23, 2021	Name:	Cabell H. Lolmaugh
	Title:	Chief Executive Officer